Exhibit 99.1

Company Contact:
James S. Scully
Chief Financial Officer
(212) 209-8040

Investor Contact:
Allison Malkin/Chad Jacobs/Joe Teklits
Integrated Corporate Relations
(203) 682-8200

J. CREW GROUP, INC. ANNOUNCES SECOND QUARTER FISCAL 2007 RESULTS

Second Quarter Operating Income Increases 38%

First Six Months Operating Income Rises 48%

Second Quarter Diluted EPS of $0.32

New York, NY – September 5, 2007 – J. Crew Group, Inc. [NYSE:JCG] today announced financial results for the three months (second quarter) and six months (first six months) ended August 4, 2007.

Second Quarter highlights:

•

Revenues increased 13% to $304.7 million. Store sales (Retail and Factory) increased 11% to $219.6 million, with comparable store sales increasing 4%. Realigning last year’s calendar weeks to be consistent with the current year retail calendar weeks would result in a comparable store sales increase of 6% in the second quarter of fiscal 2007. Comparable store sales increased 16% in the second quarter of fiscal 2006. Direct sales (Internet and Catalog) rose by 19% to $74.5 million. Direct sales increased 7% in the second quarter of fiscal 2006.

•	Gross margin increased 160 basis points to 43.7% of revenues from 42.1% of revenues in the second quarter of fiscal 2006.

•	Operating income increased 38% to $37.1 million, or 12.2% of revenues, compared to $26.8 million, or 10.0% of revenues, in the second quarter of fiscal 2006.

•

Net income available to common stockholders was $20.6 million, or $0.32 per diluted share, compared with a net loss of $2.8 million, or loss of $0.08 per diluted share, in the second quarter of fiscal 2006.

•

Adjusted net income for the second quarter of fiscal 2006 totaled $13.3 million, or $0.21 per diluted share. A reconciliation of net income on a GAAP basis to adjusted net income is included in Exhibit (3) of this press release.

Millard Drexler, J. Crew’s Chairman and CEO stated: “We are pleased with our second quarter and first six months results. Our team continues to be focused on the level of design, quality, style and detail that our customers have come to expect from us.”

First Six Months highlights:

•

Revenues increased 18% to $602.0 million. Store sales (Retail and Factory) increased 15% to $420.6 million, with comparable store sales increasing 8%. Realigning last year’s calendar weeks to be consistent with the current year retail calendar weeks would result in a comparable store sales increase of 7% in the first six months of fiscal 2007. Comparable store sales increased 14% in the first six months of fiscal 2006. Direct sales (Internet and Catalog) rose by 25% to $161.1 million. Direct sales increased 9% in the first half of fiscal 2006.

•	Gross margin increased 140 basis points to 45.1% of revenues from 43.7% of revenues in the first six months of fiscal 2006.

•	Operating income increased 48% to $81.5 million, or 13.5% of revenues, compared to $55.1 million, or 10.8% of revenues, in the first six months of fiscal 2006.

•	Net income available to common stockholders was $45.3 million, or $0.71 per diluted share, compared to a net income of $1.7 million, or $0.05 per diluted share, in the first six months of fiscal 2006.

•

Adjusted net income for the first six months of fiscal 2006 totaled $27.5 million, or $0.43 per diluted share. A reconciliation of net income on a GAAP basis to adjusted net income is included in Exhibit (3) of this press release.

Guidance

The Company’s long-term annual financial targets include comparable store sales growth in the mid single-digit range, Direct sales growth in the high single-digits, net square footage expansion in the 7% to 9% range, and diluted EPS growth in excess of 20%.

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, the Company has provided non-GAAP adjusted interest expense, loss on refinancing of debt, income taxes, net income, preferred stock dividends and earnings per share information for the three and six months ended July 29, 2006 in this release. This information reflects, on a non-GAAP adjusted basis, the Company’s adjusted interest expense, income taxes, net income, preferred stock dividends, weighted average shares outstanding and earnings per share after considering the effects of transactions which resulted from the Company’s initial public offering, refinancings and adjusted tax rates. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by adjusting the items discussed above that the Company believes are not indicative of future results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, net income, earnings per share or other measures of financial performance prepared in accordance with GAAP. This non-GAAP information and a reconciliation of this information to GAAP amounts for the three and six months ended July 29, 2006 are included in Exhibit (3).

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, September 5, 2007, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 802-8577 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until September 12, 2007 and can be accessed by dialing (877) 519-4471 and entering code 9133043.

About J. Crew Group, Inc.

J. Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s and men’s apparel, shoes and accessories. As of August 31, 2007, the Company operates 189 retail stores, the J. Crew catalog business, jcrew.com, and 55 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, our ability to compete with other retailers, the performance of the Company’s products within the prevailing retail environment, our strategy and expansion plans, reliance on key personnel, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J. Crew Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except percentages and per share amounts)	Three Months Ended August 4, 2007	Three Months Ended July 29, 2006	Six Months Ended August 4, 2007	Six Months Ended July 29, 2006
Net sales
Stores	$219,586	$197,410	$420,595	$364,535
Direct	74,538	62,823	161,108	129,033

	294,124	260,233	581,703	493,568
Other	10,607	8,936	20,340	16,288

Total Revenues	304,731	269,169	602,043	509,856

Costs of goods sold, buying and occupancy costs	171,554	155,951	330,303	287,244

Gross Profit	133,177	113,218	271,740	222,612
As a percent of revenues	43.7%	42.1%	45.1%	43.7%

Selling, general administrative expenses	96,054	86,399	190,244	167,498
As a percent of revenues	31.5%	32.1%	31.6%	32.9%

Operating income	37,123	26,819	81,496	55,114
As a percent of revenues	12.2%	10.0%	13.5%	10.8%

Interest expense, net	2,858	15,660	6,300	34,856

Loss on refinancing of debt	—	10,039	—	10,039

Income before income taxes	34,265	1,120	75,196	10,219

Provision for income taxes	13,630	1,100	29,912	2,400

Net income	20,635	20	45,284	7,819

Preferred stock dividends	—	(2,777)	—	(6,141)

Net income (loss) applicable to common stockholders	$20,635	$(2,757)	$45,284	$1,678

Income (loss) per share:
Basic	$0.34	$(0.08)	$0.75	$0.05
Diluted	$0.32	$(0.08)	$0.71	$0.05

Weighted average shares outstanding:
Basic	60,316	36,433	60,024	30,934
Diluted	63,806	36,433	63,698	34,670

Exhibit (2)

J. Crew Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	August 4, 2007	February 3, 2007
Assets
Current assets:
Cash and cash equivalents	$119,672	$88,900
Inventories	158,560	140,670
Prepaid expenses and other current assets	52,633	47,528

Total current assets	330,865	277,098

Property and equipment, net	138,031	121,814

Other assets	31,248	29,154

Total assets	$500,144	$428,066

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$92,350	$77,836
Other current liabilities	71,579	76,666
Income taxes payable	7,756	5,496

Total current liabilities	171,685	159,998

Long-term debt	175,000	200,000

Deferred credits	67,159	62,448

Other liabilities	6,603	—

Stockholders’ equity	79,697	5,620

Total liabilities and stockholders’ equity	$500,144	$428,066

Exhibit (3)

Reconciliation of net income on a GAAP basis to “Adjusted net income”

(Amounts in thousands, except percentages and per share amounts)	Three Months Ended July 29, 2006				Six Months Ended July 29, 2006
	GAAP Basis	Adjustments		As Adjusted	GAAP Basis	Adjustments		As Adjusted
Total Revenues	$269,169	—		$269,169	$509,856	—		$509,856

Cost of goods sold, buying and occupancy costs	155,951	—		155,951	287,244	—		287,244

Gross profit	113,218	—		113,218	222,612	—		222,612

Selling, general administrative expenses	86,399	—		86,399	167,498	—		167,498

Operating income	26,819	—		26,819	55,114	—		55,114

Interest expense, net	15,660	(10,460	) (a)	5,200	34,856	(24,556	) (a)	10,300

Loss on refinancing of debt	10,039	(10,039	) (b)	—	10,039	(10,039	) (b)	—

Income before income taxes	1,120	20,499		21,619	10,219	34,595		44,814

Provision for income taxes	1,100	7,245	(c)	8,345	2,400	14,898	(c)	17,298

Net income	20	13,254		13,274	7,819	19,697		27,516

Preferred stock dividends	(2,777)	2,777	(d)	—	(6,141)	6,141	(d)	—

Net income (loss) applicable to common stockholders	$(2,757)	$16,031		$13,274	$1,678	$25,838		$27,516

Earnings per share:
Basic	$(0.08)	$0.31		$0.23	$0.05	$0.43		$0.48
Diluted	$(0.08)	$0.29		$0.21	$0.05	$0.38		$0.43

Weighted average shares outstanding:
Basic	36,433	21,367	(e)	57,800	30,934	26,866	(e)	57,800
Diluted	36,433	27,667	(e)	64,100	34,670	29,430	(e)	64,100

(a)

to adjust interest expense for (i) the redemption of all outstanding preferred stock, (ii) the conversion of the 5% notes payable into common stock, (iii) the redemption of $21.7 million of the 13  1/8% debentures, (iv) the repayment of $275.0 million aggregate principal amount of 9  3/4% notes with the proceeds of the $285.0 million senior term loan, (v) the repayment of $35.0 million of the senior term loan with the proceeds of the IPO completed in July 2006 and (vi) the amortization of deferred financing costs related to the term loan entered into in May 2006, assuming each of these transactions had been completed at the beginning of the fiscal year.

(b)	to eliminate the loss on refinancing of debt.
(c)	to adjust the provision for income taxes to reflect the Company’s estimated future ongoing effective tax rate of 38.6%, as the effective tax rate in the three and six months ended July 29, 2006 is not representative of the Company’s ongoing effective tax rate.
(d)	to reflect the redemption of $92.8 million of Series A preferred stock.
(e)	to reflect the number of common shares outstanding after the IPO on a basic and diluted basis.

Exhibit (4)

Actual and Projected Store Count and Square Footage

Fiscal 2007
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	227	6	0	233
2nd Quarter (Actual)	233	7	2	238
3rd Quarter (Projected)	238	13	1	250
4th Quarter (Projected)	250	11	0	261

Fiscal 2007
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter (Actual)	1,543,904	22,615	0	1,566,519
2nd Quarter (Actual)	1,566,519	33,961	(20,939)	1,579,541
3rd Quarter (Projected)	1,579,541	59,352	(6,700)	1,632,193
4th Quarter (Projected)	1,632,193	66,137	0	1,698,330